Exhibit 10.12

AMENDMENT NO. 2 TO EMPLOYMENT AND NON-COMPETE AGREEMENT

        Amendment No. 2, dated as of November 15, 2004 (the “Amendment”), to the Employment and Non-Compete Agreement, dated as of November 15, 2002 and as previously amended by Amendment No. 1 thereto, dated as of November 15, 2003 (collectively, the “Agreement”), between INFODATA SYSTEMS, INC., a Virginia corporation (the “Company”); and EDWIN A. MILLER (“Employee”). The Company and Employee hereby mutually agree that the Agreement is hereby amended as follows:

        1.       Amendment of Section 2. The Company and Employee hereby agree that the existing provisions of Section 2 of the Agreement are hereby deleted in their entirety and the following new Section 2 is hereby substituted therefor:

    2.        Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company as described in paragraph 5, the Company hereby agrees that during the 2005 year of the Employment Period, the Company will pay Employee an annual salary of $275,000 per annum (the “Base Salary”). Employee’s Base Salary may be adjusted annually based on an annual performance salary review as determined in the reasonable discretion of the Company. Employee also shall be entitled to participate in the in the normal benefit programs of the Company, subject to the provisions of those benefit plans, except only that in the first year of employment with the Company the Employee will eligible for three (3) weeks of vacation and thereafter Employee will be subject to the Company’s normal vacation policies. The Employee also will be provided with the use of a Company-owned cellular telephone and a Blackberry communication device during his employment with the Company. The Company also shall issue to Employee a stock option to purchase 100,000 shares of Company common stock at an exercise price equal to the market value of the stock on the date of grant, with 25% of the shares underlying that option vesting immediately and with 25% of the shares underlying that option vesting on each anniversary date thereafter, with the option expiring on the tenth anniversary from the date of grant. The Company also agrees to (i) develop a bonus compensation package for the executives of the Company, with Employee to receive forty percent (40%) of such executive bonus compensation, (ii) pay to Employee a bonus equal to one percent (1%) of the net revenues of any entity acquired by the Company, (iii) pay to Employee a bonus, up to a maximum amount of $50,000, based upon the successful integration of an acquired entity into the Company, and (iv) pay to Employee a bonus equal to one percent (1%) of the purchase price consideration paid by a person or entity in the acquisition of the Company.

        2.       No Other Changes. The Company and Employee agree that except as otherwise provided in this Amendment, all other provisions of the Agreement shall remain unchanged and continue in full force and effect.

        3.       Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:
_______________________________	_______________________________
Name:	Edwin A. Miller
Attest (Seal):	INFODATA SYSTEMS, INC.
By:_______________________________	By:_______________________________
Name:	Name:
Title:	Title:

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